SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2003

VALASSIS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10991	38-2760940
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19975 Victor Parkway, Livonia, Michigan 48152

(Address of principal executive office)

Registrant’s telephone number, including area code: 734-591-3000

Item 9.    REGULATION FD DISCLOSURE

On May 22, 2003, Valassis raised approximately $160.0 million in an offering of 30-year convertible senior notes to qualified institutional investors through a private placement. The notes were sold for an issue price of $667.24 per $1,000 principal amount at maturity for a face value of $239.8 million. Each note has a yield to maturity of 1.625%.

Valassis utilized approximately $111.0 million of the proceeds from this offering to repurchase $185.3 million face value of its convertible senior notes due 2021. $86.8 million in face value of the zero coupon convertible notes remains outstanding. The remaining holders of the 2021 notes may require the Company to purchase all or a portion of their notes on June 6, 2004 at a price of $602.77 per note, payable in cash or common stock at the option of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALASSIS COMMUNICATIONS, INC.

By:	/S/ ROBERT L. RECCHIA
Robert L. Recchia Executive Vice President and Chief Financial Officer

Dated: June 3, 2003